EXHIBIT 77G

For the period ending: 09/30/2015

File number: 811-05009

Sub-Item: 77G

1)	Boulder County Development Revenue (Boulder College of Massage Therapy Project)
Series 2006A, 6.35% due 10/15/2031
In default: Interest
Date of default: 6/2013
Default per $1,000: $4,315,000

2)	Colorado Housing and Finance Authority Economic Development Revenue
(Micro Business Development Corporation Project) Series 2005, 6.75% due 12/1/2010
In default: Principal and Interest
Date of default: 7/2008
Default per $1,000: $3,755,000

3)	Conifer Metropolitan District Jefferson County Supplemental Interest Coupons Series 2006,
8.00% due 12/1/2010 - 2031
In default: Principal and Interest
Date of Default: 12/01/2010
Default per $1,000 face: $7,470,000

4)	Ft. Lupton, Colorado Golf Course Revenue Anticipation Warrants Series 1996A, 8.50% due 12/15/2015
In default: Interest
Date of default: June 2002
Default per $1,000 face: $620,000

5)	PV Water and Sanitation Metropolitan District Capital Appreciation Bonds 6.00% due 12/15/2017
In default: Principal and Interest
Date of default: 3/7/2012
Default per $1,000: $14,000,000

6)	Tabernash Meadows, LLC A Colorado Limited Liability Company, 24.00% due 2/9/2002
In default: Interest
Date of default: 2/9/2002
Default per $1,000: $227,347

7)	United Water & Sanitation District Ravenna Project Water Activity Enterprise
Capital Appreciation Revenue Refunding Series 2009, 6.50% due 12/15/2016
In default: Interest
Date of Default: September 2013
Default per $1,000: $8,920,000